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Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT OVERVIEW

        IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline . . . our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. IAC currently operates a diversified portfolio of specialized and global brands in the retailing, services, media & advertising, membership & subscriptions and travel industries. IAC enables billions of dollars of consumer-direct transactions for products and services via the internet and telephone. All references to "IAC," the "Company," "we," "our," or "us" in this report are to IAC/InterActiveCorp.

        IAC consists of the following sectors:

  •
  Retailing, which includes U.S. and International;

  •
  Services, which includes Ticketing, Financial Services and Real Estate, Teleservices and Home Services (since September 2004);

  •
  Media & Advertising;

  •
  Membership & Subscriptions, which includes Vacations, Personals and Discounts; and

  •
  Expedia, Inc., which includes Expedia.com, Hotels.com, Hotwire and TripAdvisor (since April 2004).

        On December 21, 2004, IAC announced its plans to separate its travel businesses into an independent public company in order to better achieve certain strategic objectives of its various businesses. We refer to this transaction as the "Spin-Off" and to the new company that will hold the travel and travel-related businesses of IAC as "Expedia". On July 19, 2005, IAC's shareholders approved the Spin-Off. IAC completed the Spin-Off on August 9, 2005. Following the Spin-Off:

  •
  Expedia consists of the travel and travel-related businesses and investments that IAC currently operates (other than Interval and TV Travel Shop ("TVTS"), which were not spun-off by IAC with Expedia) and

  •
  IAC continues to operate and/or manage its remaining businesses and investments, which currently comprise its Retailing, Services, Media & Advertising and Membership & Subscriptions sectors. TVTS ceased operations in the second quarter of 2005 and, accordingly, has been presented as discontinued operations for all periods presented.

        In addition, on July 19, 2005 IAC completed the acquisition of Ask Jeeves, Inc. ("Ask Jeeves"), a leading provider of world-class information retrieval technologies, brands and services that are available to consumers across a range of platforms, including destination websites, downloadable search-based applications and portals. Under the terms of the agreement, IAC issued 1.2668 shares of IAC common stock for each share of Ask Jeeves common stock in a tax-free transaction valued as of the date of the agreement at approximately $1.7 billion net of cash acquired. On May 5, 2005, IAC completed the buy back of 52.8 million shares of IAC common stock, through its previously authorized share repurchase programs, which represents approximately sixty percent of the number of fully diluted shares IAC will issue for the Ask Jeeves acquisition, thus effectively offsetting a substantial portion of the dilution from the transaction. The Media & Advertising sector will include the results of Ask Jeeves beginning in the third quarter of 2005.

        Further, on April 1, 2005, IAC completed it acquisition of Cornerstone Brands, Inc., a portfolio of leading print catalogs and online retailing sites that sell home products and leisure and casual apparel, for approximately $715 million, principally in cash. The U.S. Retailing segment will include the results of Cornerstone Brands beginning in the second quarter of 2005.

        Set forth below are the contributions made by our various sectors, our emerging businesses and corporate expenses to consolidated revenue, operating income and Operating Income Before Amortization (as defined in IAC's Principles of Financial Reporting) for the years ended December 31, 2004 and 2003 (rounding differences may occur):

	Twelve Months Ended December 31,
	2004	Percentage of total	2003	Percentage of total
	(Dollars in millions)
Revenue:
Retailing	$2,247.9	37%	$2,112.1	40%
Services	1,258.8	21%	1,093.3	21%
Media & Advertising	30.5	1%	28.7	1%
Membership & Subscriptions	671.5	11%	608.2	12%
Expedia (on a comparable net basis)(a)	1,843.0	31%	1,400.2	27%
Emerging Businesses	6.6	0%	—	0%
Intersegment elimination	(27.1)	0%	(19.2)	0%

Total	$6,031.2	100%	$5,223.3	100%

As reported:
Expedia(a)	$1,843.0	31%	$2,339.8	38%

Total	$6,031.2	100%	$6,162.9	100%

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

	Twelve Months Ended December 31,
	2004	Percentage of total	2003	Percentage of total
	(Dollars in millions)
Operating Income (Loss):
Retailing	$144.7	59%	$120.9	31%
Services	(39.6)	(16%)	112.5	29%
Media & Advertising	(47.1)	(19%)	(69.8)	(18%)
Membership & Subscriptions	97.9	40%	95.5	24%
Expedia	424.9	172%	326.1	83%
Emerging Businesses	(5.0)	(2%)	(5.9)	(2%)
Corporate and other	(328.4)	(133%)	(186.8)	(48%)

Total	$247.4	100%	$392.5	100%

	Twelve Months Ended December 31,
	2004	Percentage of total	2003	Percentage of total
	(Dollars in millions)
Operating Income Before Amortization:
Retailing	$199.0	20%	$173.0	20%
Services	203.1	20%	158.2	19%
Media & Advertising	(13.3)	(1%)	(19.9)	(2%)
Membership & Subscriptions	139.8	14%	143.3	17%
Expedia	566.7	57%	472.1	56%
Emerging Businesses	(1.1)	0%	(3.8)	0%
Corporate and other	(91.8)	(9%)	(76.3)	(9%)

Total	$1,002.4	100%	$846.6	100%

Principal Products, Services, Sources of Revenue

        For the years ended December 31, 2004 and 2003, Expedia was our largest financial contributor. Through its various businesses and investments, Expedia makes available a variety of travel-related products and services from a wide array of travel suppliers on a stand-alone and package basis, through its merchant and agency businesses. During 2004, revenues from the worldwide booking of hotel rooms, particularly merchant hotel rooms, continued to be an important part of Expedia's business.

        Following the Spin-Off, we expect that Retailing and Services sectors will be our largest financial contributors. In Retailing, the majority of our revenue, operating income and Operating Income Before Amortization are derived from the sale of merchandise promoted through our television programming or in catalogs via telephone or the internet. We take inventory of most of the products we sell through the Retailing sector.

        Our Ticketing segment was the largest financial contributor to our Services sector for the years ended December 31, 2004 and 2003. Our Ticketing business is primarily an agency business that sells tickets for events on behalf of our clients and retains a convenience charge and order processing fee for our services. We sell these tickets through a combination of websites, telephone services and ticket outlets.

        The results of our Financial Services and Real Estate, Teleservices and Home Services segments are also reflected in our Services sector, each of which is generally compensated on a fee basis. Our Financial Services and Real Estate businesses generally are compensated on a fee basis by the lenders, real estate brokers and agents who participate in our services. One of these businesses, LendingTree Loans, formerly known as Home Loan Center, principally derives its revenues from fees from borrowers and the sale of loans into the secondary markets. Our Teleservices business is generally compensated on a fee basis, based on the level and type of services provided.

        Our Media & Advertising sector is comprised of Citysearch and Evite. These businesses offer information and services that target the advertising market, with a focus on local advertising, and are generally compensated through performance and volume related measures.

        The results of our Vacations, Personals and Discounts segments are reflected in our Membership & Subscriptions sector. The revenues of our Vacations business are generated primarily from fees paid by members in connection with exchange and rental transactions and membership fees. Our Personals business offers its own interactive services on a membership/subscription basis. The revenues of our Discounts business are generated from the marketing of coupon books, discounts and merchant promotions, as well as discount memberships and packages in published and online formats.

        Our businesses rely heavily on technology to deliver outstanding services to our customers. We seek to make available a broad range and unique selection of products and services to our customers, as well as relevant information about those products and services and convenience and ease of use, including first class customer service, combined with great value and a unique merchant sensibility.

Channels of Distribution; Marketing Costs

        We market and offer products and services directly to customers through branded websites, pay television and broadcast television stations, telephone sales and membership programs, allowing our customers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our brands and businesses.

        We also pay to market and distribute our services on third party distribution channels, such as internet portals and search engines. In addition, some of our businesses manage affiliate programs, pursuant to which we pay commissions and fees to third parties based on revenue earned. In many cases, these distribution channels also offer their own products and services, as well as those of other third parties, that compete with those made available and offered by our businesses.

        The cost of acquiring new customers through online and offline third party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the segments in which IAC's businesses operate increases. Also, we continue to place an increased emphasis on retaining current customers. As a result of these continued efforts, we expect sales and marketing expense as a percentage of revenue to continue to increase. While sales and marketing expense as a percentage of revenue (on a comparable net basis) increased from approximately 17% in 2003 to approximately 20% in 2004, Operating Income Before Amortization margin (on a comparable net basis) increased from approximately 16% in 2003 to approximately 17% in 2004.

Access to Supply

        Our various businesses provide supplier partners with important customer acquisition channels, in some cases through multiple IAC brands, and we believe that the ability of our supplier partners to reach a large audience through our services is a great benefit. Many of our businesses, including Expedia, Retailing, and our Financial Services and Real Estate businesses, offer our customers the choice of multiple suppliers in one setting. While we aim to build and maintain strong relationships with our supplier partners, we may not succeed in these efforts and there is always the risk that certain supplier partners may not make their products and services available to us in the future, including suppliers of travel services, suppliers of merchandise sold through our Retailing business, parties for whom we sell tickets through our Ticketing business and financial service and real estate providers that participate on various services operated through our Financial Services and Real Estate businesses. Additionally, in certain industries in which IAC's businesses operate there has been increased emphasis by supplier partners on their own direct sale of products and services through their own direct channels. We are unable to predict if this will develop in other industries in which IAC's businesses operate.

International Operations

        We continue to place an emphasis on international markets as we look to further expand the presence of certain of our brands and businesses abroad, particularly in Europe, given the large consumer marketplace for the goods and services that these brands and businesses offer. Although newer foreign markets generally lag the U.S. in online adoption, we believe they generally exhibit similar characteristics of the U.S. in regards to customer acceptance of an online marketplace. As a percentage of total IAC revenue (on a comparable net basis), international operations represented approximately 16%, 14% and 11% in 2004, 2003 and 2002, respectively.

Economic and Other Trends and Events; Industry Specific Factors

        Most of IAC's businesses are sensitive to the rate at which the purchase of products and services migrate online. For the online components of IAC's various businesses, revenues are generally more meaningfully impacted by the rate at which the purchase of related products or services migrates online globally than the rate at which the related industry grows, although this could change as online adoption progresses. In addition, online migration of traditional offline businesses, such as Retailing, Ticketing and Financial Services and Real Estate, favorably impacts results, as online sales transactions are processed with little or no increased costs, as compared to offline sales for which increased call center and other costs are incurred. We also expect rates of online adoption to grow internationally and we continue to devote significant resources to international expansion efforts. Our Financial Services and Real Estate businesses are impacted by the demand for mortgage loans in the U.S. and the strength of the U.S. housing market.

Results of Operations for the Year Ended December 31, 2004 compared to the Year Ended December 31, 2003

IAC Consolidated Results

        Revenue decreased $131.7 million, or 2%, although on a comparable net basis, revenue increased $807.9 million, or 15%. As previously noted, IAC began to report revenues from Hotels.com on a net basis in the first quarter of 2004, and we have provided prior year results as though they had been reported on a net basis for better comparability. Growth was primarily driven by revenue increases of $442.8 million, or 32%, from Expedia, as well as increased revenue of $165.5 million from the Services sector, which includes the full year results of LendingTree, which was acquired in August 2003, and $135.8 million, or 6%, from the Retailing sector.

        Gross profit increased $514.8 million, or 19%, reflecting improved operating results of Expedia, driven by the merchant hotel business, the air business and packages, and the Retailing sector, which was driven primarily by higher margins at HSN U.S.

        Selling and marketing expenses increased $272.5 million, or 30%. As a percentage of comparable net revenue, selling and marketing expense increased to 20% in 2004 from 17% in 2003 reflecting, in part, the impact of acquisitions, as LendingTree, Hotwire and TripAdvisor generally have higher selling and marketing expenses as a percentage of revenue than IAC overall. In addition, Expedia's selling and marketing expense increased as a percentage of revenue as Expedia placed greater emphasis on its international businesses, which have a higher selling and marketing cost relative to revenue due to earlier stages of development, and the inclusion of Hotwire in the 2004 results.

        General and administrative expenses increased $51.1 million, or 8%, due primarily to increased headcount at certain Expedia companies and the inclusion of the full year of LendingTree, Hotwire and Entertainment Publications in the 2004 results. These increases were partially offset by a decrease at Expedia due to the reclassification of certain general and administrative expenses to cost of sales as a result of Hotels.com reporting revenues on a net basis consistent with Expedia.com's historical practices.

        The 2004 restructuring charge is principally comprised of (1) asset impairments and severance costs related to the shut down of HSN's Salem, VA facility as HSN migrates certain operations to its new fulfillment center in Tennessee and (2) severance and other costs associated with the elimination of certain non-core business lines at the Personals segment. These charges were partially offset by the reversal of reserves related primarily to the favorable resolution of a contractual arrangement with a supplier, as well as the settlement of an uncollectible receivable that had been written off in 2003 related to the restructuring of HSN's U.K. offices. The 2003 restructuring charge principally consists of (1) a write-down of a receivable from the 2002 restructuring of HSN's U.K. offices, (2) facility closure costs at uDate's Derby, U.K. facility as the back-office operations of uDate were combined with Match International, and (3) costs related to employee terminations due principally to the decline in the teleservicing market that resulted in excess capacity. Such 2003 restructuring charges were offset by the reversals of contingent costs for terminated employees, which are no longer probable of occurrence.

        Depreciation expense increased $8.0 million, or 5%, due primarily to capital expenditures of $221.2 million during the year offset by certain fixed assets becoming fully depreciated throughout 2004. Comparisons to prior year were impacted by a $4.7 million write-down of packaging technology at Hotels.com recognized in 2003 as a result of Hotels.com adopting Expedia.com's packaging technology.

        Operating Income Before Amortization increased $155.8 million, or 18%, due primarily to the improved operating results of Expedia, the Retailing sector and the Ticketing segment as well as the inclusion of LendingTree in the 2004 results within the Services sector.

        In the fourth quarter of 2004, the Company recorded an impairment charge related to the write-down to the goodwill of the Teleservices segment of $184.8 million, before tax, which was recorded as a component of operating income in the accompanying consolidated statement of operations. The write-down was determined by comparing the fair value of the business and the implied value of the goodwill with the carrying amounts on the balance sheet. The write-down primarily resulted from continued competition and macroeconomic factors which have negatively impacted industry valuations. The goodwill impairment charge recorded in 2004 resulted from the Company's annual impairment review for goodwill and intangible assets, which took place in the fourth quarter in connection with the preparation of its year-end financial statements.

        Operating income decreased $145.1 million, or 37%, reflecting the goodwill impairment charge of $184.8 million noted above, as well as increased non-cash compensation of $113.5 million, or 89%, and increased amortization of intangibles of $47.7 million, or 18%, partially offset by a decrease in non-cash distribution and marketing expense of $33.4 million, or 65%. This net increase in expenses offset the increase in Operating Income Before Amortization discussed above. The increase in non-cash compensation principally resulted from a full year of expense related to unvested stock options, warrants and restricted stock assumed in IAC's 2003 mergers with its formerly publicly traded subsidiaries and the acquisition of LendingTree included in 2004 results. This non-cash compensation is recorded over the remaining vesting period of the equity awards and therefore will decline over time as the awards vest. The increase in the amortization of intangibles was principally due to IAC's 2003 mergers with Expedia.com and Hotels.com, as well as the acquisition of LendingTree in August 2003. The decrease in the amortization of non-cash distribution and marketing expense was principally due to the termination of the Hotels.com distribution agreement with Travelocity in September 2003.

        Interest income increased $15.7 million in 2004 compared with 2003 as a result of higher interest rates and increased income from the Vivendi Universal Entertainment LLLP ("VUE") preferred securities. Interest expense decreased $5.9 million in 2004 compared to 2003 due primarily to the repurchase in 2003 of $92.2 million of the Company's $500 million 6 3/4% Senior Notes issued in 1998, as well as the impact of interest rate swap arrangements entered into in late 2003 and 2004 which effectively changed the interest rate on a portion of the debt.

        The Company realized equity income from its investment in VUE in 2004 of $16.2 million compared with a loss in 2003 of $224.5 million. During the first quarter of 2003, IAC received the audited financial statements of VUE for the year ended December 31, 2002, which disclosed that VUE had recorded an impairment charge for goodwill and intangible assets and other long-lived assets of $4.5 billion in the period May 7, 2002 to December 31, 2002 based upon VUE management's review of the estimated fair value of VUE as of December 31, 2002. Because of delays in VUE's financial reporting, IAC records its 5.44% proportionate share of the results of VUE on a one-quarter lag. The charge taken by IAC in the first quarter of 2003 was approximately $245 million, before a tax benefit of $96 million.

        Equity in the income of unconsolidated subsidiaries and other income (expense) increased by $21.8 million due primarily to (1) a $10.9 million increase in the equity income of unconsolidated subsidiaries of HSN International, including TVSN and Jupiter Shop Channel, (2) losses on the repurchase of bonds of $8.6 million recorded in the 2003 period and (3) an increase in foreign currency exchange gains.

        The effective tax rate from continuing operations was 45% in 2004 as compared to 28% in 2003. The 2004 rate is higher than the federal statutory rate of 35% due principally to the impairment of goodwill that is not deductible for tax purposes, state and local taxes and the amortization of non-deductible intangible assets, partially offset by the benefit of utilization of foreign tax credits. The 2003 rate was lower than the federal statutory rate of 35% due principally to the reversal of valuation allowances and a decrease in deferred tax liabilities due to a change in the effective state tax rate. The reversal of valuation allowances in 2003 was based on an assessment that it was probable that the related tax benefits would be realized. The effective state tax rate decreased as a result of IAC's mergers with its formerly publicly traded subsidiaries in 2003 and the Vivendi transaction in 2002. Partially offsetting these decreases in income taxes were earnings in foreign jurisdictions that were taxed at rates higher than 35% and amortization of non-deductible intangible assets.

        Minority interest principally represents minority ownership in HSE-Germany in 2004 and 2003, as well as the public's minority ownership in Ticketmaster, Hotels.com and Expedia.com until the date of their respective buy-ins in 2003. Minority interest in the income of consolidated subsidiaries decreased $50.0 million due primarily to the buy-out of the respective minority interests as a result of IAC's 2003 mergers with its formerly publicly traded subsidiaries.

        In the first quarter of 2005, the Company entered into an agreement to sell to ProSiebenSat. 1 Media AG, a German media company, its 48% ownership interest in EUVÍA. This sale closed on June 2, 2005. During the second quarter of 2005, TV Travel Shop ceased the sale of third-party travel products through its broadcast programming. In the second quarter of 2003, USA Electronic Commerce Solutions ("ECS"), Styleclick, Inc. and Avaltus, Inc., a subsidiary of PRC, ceased operations. Accordingly, the results of operations and statement of position of these businesses are presented as discontinued operations for all periods presented. The loss from discontinued operations in 2004 was $53.0 million, principally due to the losses at TV Travel Shop as well as an adjustment in the second quarter of 2004 to the deferred tax liability of our investment in Styleclick to reflect minority interest, which resulted in a reduction of a tax benefit recorded in 2002 when the deferred tax liabilities of our investment in Styleclick were originally reversed. Income from discontinued operations in 2003 was $33.9 million, principally due to a tax benefit recognized due to the shut-down of Styleclick.

        In addition to the discussion of consolidated results, the following is a discussion of the results of each sector.

	Twelve Months Ended December 31,
	2004	2003	Growth
	(Dollars in millions, rounding differences may occur)
Revenue:
Retailing:
U.S.	$1,905.9	$1,763.7	8%
International	342.0	348.4	(2%)

Total Retailing	2,247.9	2,112.1	6%
Services:
Ticketing	768.2	743.2	3%
Financial Services and Real Estate	189.8	55.8	240%
Teleservices	293.9	294.3	0%
Home Services	6.9	N/A	N/A

Total Services	1,258.8	1,093.3	15%
Media & Advertising	30.5	28.7	6%
Membership & Subscriptions:
Vacations	256.8	222.8	15%
Personals	198.0	185.3	7%
Discounts	217.9	201.5	8%
Intra-sector elimination	(1.3)	(1.4)	NM

Total Membership & Subscriptions	671.5	608.2	10%
Expedia (on a comparable net basis)(a)	1,843.0	1,400.2	32%
Emerging Businesses	6.6	—	N/A
Intersegment elimination	(27.1)	(19.2)	(41%)

Total	$6,031.2	$5,223.3	15%

As reported:
Expedia(a)	$1,843.0	$2,339.8	(21%)

Total	$6,031.2	$6,162.9	(2%)

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

	Twelve Months Ended December 31,
	2004	2003	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income (Loss):
Retailing:
U.S.	$141.7	$117.5	21%
International	3.0	3.4	(12%)

Total Retailing	144.7	120.9	20%
Services:
Ticketing	137.9	116.5	18%
Financial Services and Real Estate	(7.6)	(16.5)	54%
Teleservices	(167.7)	12.5	NM
Home Services	(2.2)	N/A	N/A

Total Services	(39.6)	112.5	NM
Media & Advertising	(47.1)	(69.8)	33%
Membership & Subscriptions:
Vacations	65.0	41.0	59%
Personals	18.8	14.1	33%
Discounts	14.0	40.4	(65%)

Total Membership & Subscriptions	97.9	95.5	2%
Expedia	424.9	326.1	30%
Emerging Businesses	(5.0)	(5.9)	16%
Corporate and other	(328.4)	(186.8)	(76%)

Total	$247.4	$392.5	(37%)

	Twelve Months Ended December 31,
	2004	2003	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income Before Amortization:
Retailing:
U.S.	$194.7	$168.3	16%
International	4.3	4.7	(9%)

Total Retailing	199.0	173.0	15%
Services:
Ticketing	164.3	144.5	14%
Financial Services and Real Estate	21.4	1.2	1,690%
Teleservices	17.1	12.5	37%
Home Services	0.3	N/A	N/A

Total Services	203.1	158.2	28%
Media & Advertising	(13.3)	(19.9)	33%
Membership & Subscriptions:
Vacations	90.2	66.2	36%
Personals	27.6	31.0	(11%)
Discounts	22.0	46.1	(52%)

Total Membership & Subscriptions	139.8	143.3	(2%)
Expedia	566.7	472.1	20%
Emerging Businesses	(1.1)	(3.8)	72%
Corporate and other	(91.8)	(76.3)	(20%)

Total	$1,002.4	$846.6	18%

Operating Income Before Amortization as a percentage of revenue (on a comparable net basis)	17%	16%

Retailing

        Revenues, Operating Income Before Amortization and operating income for the Retailing sector increased year over year due to improved results at HSN U.S. offset partially by declines at HSE-Germany.

  U.S.

        Revenues grew 8% to $1.9 billion, primarily as a result of a 10% increase in average price point and a 150 basis point decline in return rates, partially offset by a 3% decrease in units shipped. As part of this growth, HSN.com increased revenues by 21% over the prior year. Overall, the product mix shifted from 2003 due to a decrease in sales of Jewelry and increases in sales of Health and Beauty and Home Fashions in 2004. This shift increased the average price point, as Home Fashions, which comprise a wide array of items such as home furnishings and accessories and cookware, generally carry higher sales prices and lower return rates, as compared to Jewelry. In addition the average price point increased for most product categories year over year.

        Operating Income Before Amortization grew 16% to $194.7 million, due primarily to the growth in revenue, and an increase in gross profit margins by 20 basis points, due primarily to the shift in product mix to products that carry lower return rates, as well as margin improvements within the product mix. Lower return rates impact both revenue and gross margins, as lower returns result in lower warehouse processing costs and lower inventory mark-downs for goods that are not resalable at full retail price. The impact of the decline in overall return rates on gross profit was $13.5 million. Operating Income Before Amortization was also impacted by increased customer service costs, including costs relating to HSN's new distribution facility in Tennessee, which opened in October 2004, and by results of the infomercial and catalog businesses, which have lower operating margins relative to the television business. The 2004 results were also impacted by a $3.5 million impairment charge related to the closure of the warehouse facility in Salem, VA and the reversal of a reserve of $2.5 million as a result of the final resolution of a legal dispute.

        Operating income grew 21% to $141.7 million, due primarily to the increase in Operating Income Before Amortization described above.

        As noted in previous Company filings, the majority of the USA Broadcasting stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage. As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service. Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002. Comparable costs were incurred in 2004 in relation to 2003, and HSN's results are presented including disengagement costs in each period presented. Disengagement expenses were $18.0 million in 2004 compared to $22.0 million in 2003, principally reflecting a decrease in marketing expenses.

  International

        Revenues decreased 2% to $342.0 million in U.S. dollars, 11% on a local currency basis, due primarily to decreases at HSE-Germany due to the poor results of the Wellness product line compared to 2003.

        Operating Income Before Amortization decreased 9% to $4.3 million for 2004 primarily reflecting decreased revenues at HSE-Germany noted above. In addition, 2004 results were favorably impacted by a settlement received by HSN International on an uncollectible receivable that had been previously written off.

        Operating income declined 12% to $3.0 million, due to the decrease in Operating Income Before Amortization described above.

Services

        Revenues and Operating Income Before Amortization for the Services sector increased year over year due to the inclusion of the full year results of LendingTree, which was acquired in August 2003, improved results at the Ticketing segment and the inclusion of Home Services, which was acquired in September 2004. Operating income decreased from 2003 due primarily to a fourth quarter goodwill impairment charge of $184.8 million before tax, recorded at the Teleservices segment.

  Ticketing

        Revenue grew 3% to $768.2 million, reflecting a 4% increase in the average revenue per ticket, partially offset by a 2% decrease in the number of tickets sold. The increase in average revenue per ticket resulted from favorable exchange rates from foreign markets and higher convenience and processing fees. The decrease in the number of tickets sold is due primarily to the weakness in domestic concert ticket sales and the effects of the NHL lockout. International revenue increased 28%,

17% on a local currency basis, due primarily to the recent acquisition in Sweden, increased sales in the United Kingdom and Ireland and the Athens 2004 Summer Olympics license fee.

        Operating Income Before Amortization increased 14% to $164.3 million, reflecting the increase in revenues and increased distribution efficiencies, which were mostly offset by higher depreciation expense, cost of technology and ticket royalties. As the company continues to develop enhanced products to sell more tickets for its clients, technology expenses are expected to increase; ticket royalties are also expected to continue to increase as a percentage of revenue. To date the company has offset these increases with other distribution efficiencies. Operating Income Before Amortization in 2004 and 2003 benefited from the favorable resolution of non-income tax contingencies of $5.0 million and $3.7 million, respectively.

        Operating income increased 18% to $137.9 million, reflecting the increase in Operating Income Before Amortization described above as well a $0.8 million decrease in the amortization of intangibles and a $0.7 million decrease in non-cash distribution and marketing expense.

  Financial Services and Real Estate

        Financial Services and Real Estate consists of the results of LendingTree, Inc., which was acquired in August 2003, and the brands and businesses it operates. As a point of comparison, the discussion below compares the results of this segment for 2004 to the full year period in 2003.

        Revenue increased 19% to $189.8 million in 2004 as compared to 2003 as the company continued to grow its non-refinance mortgages business. As expected, a rising interest rate environment has caused a shift towards lending products other than refinance mortgages, LendingTree's primary product in 2003. The company reported a 108% increase in revenue from purchase mortgages, a 41% increase in revenue from closed real estate transactions, a 17% increase in revenue from home equity loans and a 158% increase in other services revenue. These revenue increases were partially offset by a 39% decrease in revenue from refinance mortgage activity. The increase in other service revenue primarily relates to the acquisition of GetSmart in December 2003, iNest in October 2004 and Home Loan Center (now called LendingTree Loans) in December 2004.

        While the number of loan and real estate requests transmitted increased by just 4%, driven by acquisitions and growth in purchase mortgage and real estate categories, the dollar volume of requests transmitted increased 19%, reflecting a shift in the mix towards higher value purchase mortgages and real estate transactions. The number and dollar volume of closed transactions decreased 13% and 14%, respectively in 2004, reflecting the expected impact caused by the drop off in refinance mortgage activity from late 2003 and throughout 2004. This impact was offset in part by the higher mix of purchase mortgage and real estate closings in 2004, which have higher per-transaction values than other products.

  Teleservices

        Revenue remained comparable to the prior year despite the loss of two key clients that ceased to outsource outbound call volume. The company was able to partially offset these revenue losses by increases in existing client programs and new business. PRC and the industry continue to face significant pricing pressure and increased competition.

        Operating Income Before Amortization increased $4.6 million, or 37%, to $17.1 million due to lower operating expenses, including lower depreciation expense and fixed costs, as management continued to focus on improving operating efficiencies. These savings were partially offset by lower contribution margins due to pricing pressures.

        Operating (loss) income decreased by $180.2 million to a loss of $167.7 million due primarily to a fourth quarter goodwill impairment charge of $184.8 million before tax, which was recorded as a component of operating income (loss) in the accompanying consolidated statement of operations. The write-down was determined by comparing the fair value of the business and the implied value of the goodwill with the carrying amounts on the balance sheet. The write-down primarily resulted from continued competition and macroeconomic factors which have negatively impacted industry valuations. The goodwill impairment charge recorded in 2004 resulted from the Company's annual impairment review for goodwill and intangible assets, which took place in the fourth quarter in connection with the preparation of our year-end financial statements. The impairment charge was partially offset by the increase in Operating Income Before Amortization described above. In addition, during 2003 the company recorded a pretax charge of $2.1 million related to real estate and software write-downs which positively impacts year over year comparisons.

        Revenue for 2004 and 2003 includes $23.3 million and $17.8 million, respectively, for services provided to other IAC businesses.

Media & Advertising

        Revenues increased $1.8 million, or 6%, to $30.5 million, primarily due to improved results at Evite. Citysearch's revenues remained flat due to the shift of its business model from building web sites for local businesses for an annual fee to the introduction of a new Pay-For-Performance business model in June 2003. The Pay-For-Performance business built momentum throughout 2004 resulting in increased revenues for Citysearch in the second half of 2004 driven by both the addition of new Pay-for-Performance merchants and increased traffic.

        Operating Income Before Amortization improved 33% to a loss of $13.3 million, resulting primarily from narrowed losses at Citysearch due principally to headcount reductions.

        Operating losses improved 33% to $47.1 million, primarily reflecting the increase in Operating Income Before Amortization described above and was further impacted by a $14.2 million decrease in the amortization of intangible assets.

Membership & Subscriptions

        Revenues for the Membership & Subscriptions sector increased year over year due to membership and subscriber growth at the Vacations and Personals segments, respectively, as well as the inclusion of the full year results of the Discounts segment. Operating Income Before Amortization decreased from 2003 due primarily to weakness in the Discounts core fundraising channels, partially offset by improved results in the Vacations segment. Operating income increased year over year from improved results in Vacations and Personals, offset by a decline in Discounts.

  Vacations

        Revenue grew 15% to $256.8 million, reflecting growth in membership and transaction revenues. The increase in membership revenues was due primarily to renewal memberships, and the increase in transaction revenue was due primarily to an increase in volume, as well as higher average fees. The number of active members at December 31, 2004 increased 6% to 1.7 million.

        Operating Income Before Amortization and operating income increased 36% and 59%, respectively, to $90.2 million and $65.0 million, respectively, due to an increase in gross profit margins, partially offset by increased general and administrative expenses associated with increased headcount.

  Personals

        Revenue grew 7% to $198.0 million, reflecting a 5% increase in paid subscribers to 982.8 thousand, partially offset by a decrease in the average revenue per subscriber due to lower package prices implemented in 2003 that remained in place for most of 2004. International subscribers grew 37% over the prior year, excluding declines at uDate of 28%.

        Operating Income Before Amortization decreased 11% to $27.6 million in 2004 and was negatively impacted by higher customer acquisition costs, increased spending for international operations and charges relating to management transition and the elimination of certain non-core business lines.

        Operating income increased 33% to $18.8 million, reflecting the decrease in Operating Income Before Amortization described above, offset by a $3.3 million decrease in non-cash distribution and marketing expense and a $4.8 million decrease in the amortization of intangibles which resulted from certain intangibles becoming fully amortized in 2004.

  Discounts

        Revenue grew 8% to $217.9 million in 2004 due to the inclusion of the full year results of Entertainment Publications, which was acquired in March 2003.

        Operating Income Before Amortization and operating income decreased 52% and 65%, respectively, to $22.0 million and $14.0 million, respectively, due to weakness in the company's core fundraising channels. Entertainment Publications' results are significantly seasonal with the majority of its profitability experienced in the fourth quarter. In addition, Operating Income Before Amortization and operating income were negatively impacted by the sale of EPI's Australian and New Zealand operations in August 2003, which contributed $5.6 million in Operating Income Before Amortization and operating income in 2003.

Expedia

The following discussion is based upon comparable net revenue amounts:

        Revenue grew 32% to $1.8 billion, primarily driven by the merchant hotel business, the air business and packages, all of which benefited from the inclusion of Hotwire as of November 5, 2003. The revenue increase was also due in part to the inclusion, as of April 27, 2004, of the results of TripAdvisor, which contributed revenues of $16.9 million in 2004, net of intercompany eliminations.

        Merchant hotel revenue increased 24% due primarily to an increase in merchant hotel room nights stayed, as well as an increase in revenue per room night. Merchant hotel room nights stayed, including rooms booked as a component of packages, increased 21% to 31.7 million, reflecting continued growth in international demand, the inclusion of the results of Hotwire and growth in Expedia's private label business. Revenue per room night increased 3%, due primarily to increases in average daily room rates, which increase was partially offset by a decline in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of gross bookings).

        Expedia's domestic merchant hotel business continues to operate in a more challenging environment than in 2003, due primarily to increased competition from third party distributors, increased promotion by hotel chains of their own direct websites and higher overall occupancy rates, resulting in decreased availability of favorably priced travel products and services compared with the prior year period. These trends are generally expected to continue.

        Revenue from Expedia's air business increased 34% from 2003. While air revenue per transaction was lower, air transaction volume increased over the prior year period, driven by domestic and international ticket sales and the inclusion of the results of Hotwire. The number of air tickets sold through Expedia's brands and businesses increased by 4.7 million, or 33%, as compared to the prior year.

        Revenue from global travel packages, which allow customers to customize their travel by combining air, hotel, car and other stand-alone travel products, was up 34% from 2003, due to improved package options.

        Revenue from international websites increased 111%, or 95% on a local currency basis, to $319.1 million in 2004 from $151.3 million in 2003. The United Kingdom, German and Canadian websites, as well as the inclusion of the results of www.anyway.com (which was acquired in October 2003) and Expedia Corporate Travel-Europe (which was acquired in April 2004), contributed to this international growth. Full-service, Expedia-branded websites were also introduced in France and Italy in late June 2004.

        Overall revenue margins (defined as net revenue as a percent of gross bookings) decreased by 20 basis points, due primarily to the decline in merchant hotel raw margins and lower air revenue per transaction. This decrease was partially offset by higher merchant hotel average daily rates and inclusion of the results of TripAdvisor in 2004. We expect these trends to continue in the near term.

        Operating Income Before Amortization grew 20% to $566.7 million, due primarily to increased revenues as discussed above, profitability at Expedia Europe and the inclusion of the results of TripAdvisor as of April 27, 2004. In addition, Operating Income Before Amortization was impacted by a 46% increase in selling and marketing expense. The increase in selling and marketing expenses was driven by search related costs and increased marketing volume, as well as higher costs of traffic acquisitions online and greater emphasis on our international businesses, which have a higher selling and marketing cost relative to revenue due to earlier stages of development and the inclusion of Hotwire for the full year in the 2004 results. International selling and marketing expense increased 122%. Expedia was also favorably impacted in 2004 by a $12.1 million net reserve adjustment primarily related to the reversal of an air excise tax reserve and the resolution of a contractual dispute. Comparisons of Operating Income Before Amortization to prior year results were also favorably impacted in 2003 due to a write-down of $4.7 million by Hotels.com of its packaging software as it migrated to Expedia.com's packaging technology.

        Operating income grew 30% to $424.9 million, due to the increase in Operating Income Before Amortization described above as well as (1) a decrease in non-cash distribution and marketing expense of $25.2 million due primarily to the termination of Hotels.com's distribution agreement with Travelocity, (2) a decrease in non-cash compensation of $16.2 million at Expedia due to IAC's 2003 mergers with Expedia.com and Hotels.com resulting in the conversion of all Expedia.com and Hotels.com stock options, warrants, and restricted stock into IAC equity awards and (3) a decrease in merger costs of $11.7 million associated with IAC's mergers with Expedia.com and Hotels.com. These items were partially offset by an increase in the amortization of intangibles of $49.0 million principally related to IAC's 2003 merger with Expedia.com and Hotels.com.

        Expedia does not collect or remit occupancy tax on the portion of hotel customer payments that it retains for the intermediary services it provides in connection with its merchant hotel business. While discussions and developments relating to this practice are ongoing in various tax jurisdictions and the issue is the subject of several ongoing lawsuits, IAC continues to believe the issue will not have a material adverse effect on its past or future financial results.

Corporate

        Corporate operating expenses in 2004 were $328.4 million compared with $186.8 million in 2003, of which $236.6 million and $110.5 million relate to non-cash compensation in 2004 and 2003, respectively. Included in these amounts for 2004 and 2003 are $167.8 million and $83.7 million, respectively, recognized with respect to the unvested stock options, warrants and restricted stock units assumed in the buy-ins of Ticketmaster, Hotels.com and Expedia.com. This non-cash compensation is recorded over the remaining vesting period of the equity awards and the aggregate amount of this expense will decline as the awards vest. These amounts also include expense related to restricted stock units granted by IAC and which became IAC's primary form of stock based compensation beginning in 2003.

Results of Operations for the Year Ended December 31, 2003 compared to the Year Ended December 31, 2002

	Twelve Months Ended December 31,
	2003	Percentage of total	2002	Percentage of total
	(Dollars in millions, rounding differences may occur)
Revenue:
Retailing	$2,112.1	40%	$1,895.8	49%
Services	1,093.3	21%	949.4	25%
Media & Advertising	28.7	1%	30.8	1%
Membership & Subscriptions	608.2	12%	164.5	4%
Expedia (on a comparable net basis)(a)	1,400.2	27%	841.4	22%
Intersegment elimination	(19.2)	0%	(11.3)	0%

Total	$5,223.3	100%	$3,870.8	100%

As reported:
Expedia(a)	$2,339.8	38%	$1,499.1	33%

Total	$6,162.9	100%	$4,528.5	100%

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

	Twelve Months Ended December 31,
	2003	Percentage of total	2002	Percentage of total
	(Dollars in millions, rounding differences may occur)
Operating Income (Loss):
Retailing	$120.9	31%	$33.1	21%
Services	112.5	29%	70.5	44%
Media & Advertising	(69.8)	(18%)	(86.3)	(54%)
Membership & Subscriptions	95.5	24%	17.3	11%
Expedia	326.1	83%	193.8	121%
Emerging Businesses	(5.9)	(2%)	(5.4)	(3%)
Corporate and other	(186.8)	(48%)	(63.2)	(40%)

Total	$392.5	100%	$159.9	100%

	Twelve Months Ended December 31,
	2003	Percentage of total	2002	Percentage of total
	(Dollars in millions, rounding differences may occur)
Operating Income Before Amortization:
Retailing	$173.0	20%	$66.5	17%
Services	158.2	19%	104.0	26%
Media & Advertising	(19.9)	(2%)	(32.3)	(8%)
Membership & Subscriptions	143.3	17%	30.0	8%
Expedia	472.1	56%	285.0	73%
Emerging Businesses	(3.8)	0%	(2.6)	(1%)
Corporate and other	(76.3)	(9%)	(57.9)	(15%)

Total	$846.6	100%	$392.6	100%

IAC Consolidated Results

        Revenue increased $1.6 billion, or 36%, although on a comparable net basis revenue increased $1.4 billion, or 35%. Growth was primarily driven by increased revenue of $558.8 million, or 66%, from Expedia on a comparable net basis, $443.7 million, or 270%, from the Membership & Subscriptions sector and $216.3 million, or 11%, from the Retailing sector. The revenue growth from Expedia included $12.5 million from the acquisition of Hotwire in 2003. The revenue growth from Membership & Subscriptions included the contribution of $201.5 million from Entertainment Publications, which was acquired in March 2003 and the increase in revenue of $184.0 million from Interval, which was acquired in September 2002. Revenue growth also included $55.8 million from LendingTree which was acquired in August 2003.

        Gross profit increased $951.6 million, or 54%, primarily reflecting improved operating results of Expedia, the Membership & Subscriptions sector, which included Interval since its acquisition in September 2002 and Entertainment Publications since its acquisition in March 2003, and the Retailing sector.

        Selling and marketing expenses increased $357.3 million, or 65%. As a percentage of comparable net revenue, selling and marketing expense increased to 17% for 2003 from 14% in 2002 which reflects in part the impact of acquisitions, as LendingTree and Hotwire generally have higher selling and marketing expenses as a percentage of revenue than IAC overall.

        General and administrative expenses increased $182.9 million, or 38%, due primarily to the inclusion of Interval since its acquisition in September 2002 and Entertainment Publications and LendingTree in the 2003 results and increased headcount at Expedia.

        Restructuring costs decreased $54.1 million in 2003. The 2003 restructure charge principally consisted of (1) a write-down of a receivable from the 2002 restructuring of HSN's U.K. offices, (2) facility closure costs at uDate's Derby, U.K. facility as the back-office operations of uDate were combined with Match International, and (3) costs related to employee terminations due principally to the decline in the teleservicing market that resulted in excess capacity. Such restructuring charges were offset by the reversals of costs for terminated employees, which are no longer probable of occurrence. The 2002 amounts are principally comprised of (1) $31.4 million related to the write-down of the Company's investment in HSE-Italy, (2) $14.8 million for HSN International related to the shut-down of HSN-Espanol, the Company's Spanish language electronic retailing operation, due to high costs of carriage and disappointing sales per home due to the fragmented market, and (3) $7.9 million for Teleservices related principally to the shut down of three call centers and employee terminations due principally to the decline of the teleservices market that resulted in excess industry capacity and lower pricing.

        Operating Income Before Amortization increased $454.0 million, or 116%, primarily reflecting expanding gross margins and improved operating results at Expedia, the Retailing sector and the Ticketing segment within the Services sector as well as the inclusion of Entertainment Publications in the 2003 results. Operating Income Before Amortization was also favorably impacted by a $22.4 million adjustment in 2003 related to estimated supplier liabilities at Expedia.

        Operating income increased $232.6 million, or 145%, reflecting the increase in Operating Income Before Amortization described above as well as a decrease in Teleservices goodwill impairment of $22.2 million. These results were partially offset by increased amortization of intangibles of $121.0 million, or 85%, increased non-cash compensation of $112.5 million, or 720%, and increased amortization of non-cash distribution and marketing expense of $14.1 million or 38%. The increase in non-cash compensation principally resulted from expense related to unvested stock options assumed in IAC's 2003 mergers with Expedia.com and Hotels.com and the acquisition of LendingTree in August 2003. The increase in the amortization of intangibles was principally due to IAC's 2003 mergers with Expedia.com and Hotels.com, as well as the acquisition of LendingTree.

        Interest income increased $60.6 million in 2003 compared with 2002. The increase in interest income was due primarily to amounts earned on the proceeds from the Vivendi transaction in May 2002, including $37.3 million of paid in kind interest on the Series A Preferred in 2003 compared with $23.0 million in 2002 and $63.9 million of cash interest on the Series B Preferred in 2003 compared with $41.1 million in 2002. In addition, average cash and marketable securities on hand during 2003 and 2002 were $3.6 billion and $2.5 billion, respectively, resulting in higher interest income in 2003.

        Interest expense increased $44.8 million in 2003 compared to 2002. The increase in interest expense was due primarily to an increase of $50.3 million related to the Company's $750 million 7% Senior Notes issued in December 2002, partially offset by a $6.2 million decrease in interest on the Company's $500 million 6 3/4% Senior Notes issued in 1998 due to the repurchases made in late 2002 and 2003, including $92.2 million in aggregate principle amount that were repurchased during 2003.

        The Company realized pre-tax losses in 2003 of $224.5 million on equity losses from its investment in VUE, compared with equity income of $6.1 million in 2002. During the first quarter of 2003, the Company recorded a charge of $245 million pretax in connection with VUE's $4.5 billion impairment charge of which IAC recorded its 5.44% proportionate interest.

        Equity in the income (losses) of unconsolidated subsidiaries and other income (expense) increased by $114.7 million due primarily to (1) an $88.3 million charge in 2002 related to the closure of HOT Network's Belgium and UK operations, (2) a write-down in 2002 of HSN's investment in China based on operating performance and (3) losses on the repurchase of bonds of $8.6 million and $2.0 million recorded in 2003 and 2002, respectively.

        The effective tax rate for continuing operations was 28% in 2003 compared to 51% in 2002. The 2003 tax rate was lower than the federal tax rate of 35% due principally to reversals of valuation allowances of $34.2 million and a decrease in deferred tax liabilities of $9.4 million due to a change in the effective state tax rate. The reversals of valuation allowances were based on an assessment that it was probable that the related tax benefits would be realized. The effective state tax rate decreased as a result of IAC's mergers with its formerly publicly traded subsidiaries in 2003 and the Vivendi transaction in 2002. Partially offsetting these decreases in income taxes are earnings in foreign jurisdictions that are taxed at rates higher than 35% and amortization of intangibles for book purposes for which the Company receives no tax deduction.

        Minority interest increased $7.9 million and in 2003 represented the public's minority ownership in Ticketmaster, Hotels.com and Expedia.com until the date of their respective buy-ins in 2003 and HSE-Germany. In 2002 minority interest primarily represented Universal's and Liberty's ownership interest in USANi LLC through May 7, 2002; Liberty's ownership interest in Home Shopping Network, Inc. through June 27, 2002; the public's minority interests in Ticketmaster, Hotels.com, and Expedia.com; and the minority interest in HSE-Germany.

        In the first quarter of 2005, the Company entered into an agreement to sell to ProSiebenSat. 1 Media AG, a German media company, its 48% ownership interest in EUVÍA. The sale closed on June 2, 2005. During the second quarter of 2005, TV Travel Shop ceased the sale of third-party travel products through its broadcast programming. In the second quarter 2003 ECS, Styleclick, Inc. and Avaltus, Inc., a subsidiary of PRC, ceased operations. Accordingly, the results of operations and statement of position of these businesses are presented as discontinued operations for all periods presented. In addition, through May 7, 2002, the Company's results also included the USA Entertainment Group, consisting of USA Cable, including USA Network and Sci Fi Channel, and Emerging Networks TRIO, Newsworld International and Crime; Studios USA, which produced and distributed television programming; and USA Films, which produced and distributed films. The USA Entertainment Group was contributed to a joint venture with Vivendi on May 7, 2002. As a result, the results of operations and assets and liabilities of USA Entertainment are presented as a discontinued operation through May 7, 2002. The net gain on contribution of the USA Entertainment Group to VUE for the year ended December 31, 2002 was $2.4 billion, which occurred in the second quarter of 2002. Income from discontinued operations in 2003 and 2002 was $33.9 million and $19.5 million, respectively, net of tax. The 2003 results are principally due to a tax benefit recognized due to the shut-down of Styleclick.

        In addition to the discussion of consolidated results, the following is a discussion of the results of each sector.

	Twelve Months Ended December 31,
	2003	2002	Growth
	(Dollars in millions, rounding differences may occur)
Revenue:
Retailing:
U.S.	$1,763.7	$1,613.2	9%
International	348.4	282.6	23%

Total Retailing	2,112.1	1,895.8	11%
Services:
Ticketing	743.2	655.3	13%
Financial Services and Real Estate	55.8	N/A	N/A
Teleservices	294.3	294.1	0%

Total Services	1,093.3	949.4	15%
Media & Advertising	28.7	30.8	(7%)
Membership & Subscriptions:
Vacations	222.8	38.7	475%
Personals	185.3	125.8	47%
Discounts	201.5	N/A	N/A
Intra-sector elimination	(1.4)	—	N/A

Total Membership & Subscriptions	608.2	164.5	270%
Expedia (on a comparable net basis)(a)	1,400.2	841.4	66%
Emerging Businesses	—	—	N/A
Intersegment elimination	(19.2)	(11.3)	(71%)

Total	$5,223.3	$3,870.8	35%

As reported:
Expedia(a)	$2,339.8	$1,499.1	56%

Total	$6,162.9	$4,528.5	36%

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

	Twelve Months Ended December 31,
	2003	2002	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income (Loss):
Retailing:
U.S.	$117.5	$98.7	19%
International	3.4	(65.6)	N/M

Total Retailing	120.9	33.1	264%
Services:
Ticketing	116.5	96.9	20%
Financial Services and Real Estate	(16.5)	N/A	N/A
Teleservices	12.5	(26.4)	N/M

Total Services	112.5	70.5	59%
Media & Advertising	(69.8)	(86.3)	19%
Membership & Subscriptions:
Vacations	41.0	(5.3)	N/M
Personals	14.1	22.6	(38%)
Discounts	40.4	N/A	N/A

Total Membership & Subscriptions	95.5	17.3	450%
Expedia	326.1	193.8	68%
Emerging Businesses	(5.9)	(5.4)	(9%)
Corporate and other	(186.8)	(63.2)	(195%)

Total	$392.5	$159.9	145%

	Twelve Months Ended December 31,
	2003	2002	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income Before Amortization:
Retailing:
U.S.	$168.3	$131.4	28%
International	4.7	(64.9)	N/M

Total Retailing	173.0	66.5	160%
Services:
Ticketing	144.5	108.1	34%
Financial Services and Real Estate	1.2	N/A	N/A
Teleservices	12.5	(4.1)	N/M

Total Services	158.2	104.0	52%
Media & Advertising	(19.9)	(32.3)	38%
Membership & Subscriptions:
Vacations	66.2	1.6	4,138%
Personals	31.0	28.4	9%
Discounts	46.1	N/A	N/A

Total Membership & Subscriptions	143.3	30.0	378%
Expedia	472.1	285.0	66%
Emerging Businesses	(3.8)	(2.6)	(46%)
Corporate and other	(76.3)	(57.9)	(32%)

Total	$846.6	$392.6	116%

Operating Income Before Amortization as a percentage of revenue (on a comparable net basis)	16%	10%

Retailing

        Revenues for the Retailing sector increased year over year due to improved results at both HSN U.S. and HSN International. Operating Income Before Amortization and operating income increased due to improved results at HSN U.S. as well as restructuring and other charges recognized in 2002 at HSN International related to its operations in Italy and Spain that benefited the year over year comparisons.

  U.S.

        Revenue growth of 9% to $1.8 billion in 2003 reflected a 5% increase in units shipped, a 4% increase in average price point, and a decline in the return rate of 90 basis points. Overall, the product mix shifted slightly from Apparel/Accessories and Jewelry to Health & Beauty and Home-Hard Goods. The shift in product mix increased the average price point, as Home-Hard Goods, which are comprised of items such as computers and electronics, generally carry higher sales prices and reduced return rates, as compared to Apparel/Accessories and Jewelry. The impact of the decrease in return rates on gross profit was $6.8 million. Off air sales, which include Autoship programs for health products and Upsell programs, had increased revenue of $30.3 million, or 20%, over 2002.

        Gross profit remained relatively consistent between years, at 37.1% for 2003 compared with 37.2% in 2002. Changes in product mix that occurred during 2003, shifting into products that carry slightly lower margins, were partially offset by lower markdowns and improvements in fulfillment costs. Operating Income Before Amortization grew 28% to $168.3 million reflecting the growth in revenue, as well as operating efficiencies, as fixed costs as a percentage of revenue declined from 11.6% in 2002 to 11.3% in 2003. In addition, depreciation expense declined $8.7 million compared to 2002.

        The 19% increase in operating income to $117.5 million reflects the increase in Operating Income Before Amortization noted above as well as increased amortization of intangibles of $18.5 million, resulting from the full year impact of the step-up in basis as a result of the Vivendi transaction that occurred in May 2002. Amortization of intangibles includes $2.7 million related to non-cash cable carriage acquired as a result of the VUE transaction.

        As noted in previous Company filings, the majority of the USA Broadcasting stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage. As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service. HSN's results are presented including disengagement costs in each period presented. Disengagement expenses were $22.0 million in 2003 compared to $31.8 million in 2002, principally reflecting a decrease in marketing expenses.

  International

        Revenue growth of 23% to $348.4 million in 2003 was driven by HSE-Germany, which increased revenues by $75.6 million, or 28%. HSE-Germany's growth was primarily due to the favorable impact of foreign exchange rates, which contributed $57.2 million in 2003, or 76% of the growth. HSE-Germany's revenue increased 7% on a year over year Euro-equivalent basis due to improved efficiencies with respect to the ordering process, which has resulted in a decrease in the cancellation rates on orders.

        Operating Income Before Amortization and operating income increased to $4.7 million and $3.4 million, respectively. Negatively impacting Operating Income Before Amortization and operating income in 2002 were $31.4 million of restructuring and other charges recognized related to the closure of its operations in Italy, and a $17.8 million charge for the shut-down of HSN-Espanol, which operated a Spanish language electronic retailing operation serving customers primarily in the United States and Mexico.

Services

        Revenues and Operating Income Before Amortization for the Services sector increased year over year due to improved results at Ticketing and the inclusion of LendingTree, which was acquired in August 2003. In addition, Operating Income Before Amortization was negatively impacted in 2002 by a goodwill impairment charge at the Teleservices segment.

  Ticketing

        Revenue growth of 13% to $743.2 million in 2003 was driven by a 9% increase in average revenue per ticket and a 5% increase in the number of tickets sold. Revenues increased $87.9 million, including $52.2 million domestically and $35.7 million internationally, including $11.7 million related to the full year impact of acquisitions made in 2002 in Denmark and the Netherlands. Revenue per ticket increased due to higher convenience and processing fees in both domestic and foreign markets as well as favorable exchange rates from foreign markets. International revenue increased $19.5 million, or 18%, on a year over year local currency basis. Revenues were favorably impacted by the mix of entertainment events, including an above-average number of stadium shows in 2003.

        Operating Income Before Amortization grew 34% to $144.5 million reflecting the positive revenue variance, operating efficiencies and the favorable resolution of tax contingencies of $3.7 million. Fixed costs as a percentage of revenue declined from 28.3% in 2002 to 26.8% in 2003 due to the scalability of the business. The 20% increase in operating income to $116.5 million also reflects the increase in amortization of intangibles of $17.3 million due to IAC's acquisition of the public's minority interest in Ticketmaster during 2003.

  Financial Services and Real Estate

        Financial Services and Real Estate consisted of the results of LendingTree from the date of acquisition on August 8, 2003. The fourth quarter of 2003 was the first full quarter that LendingTree, along with the rest of the industry, began to encounter the expected lower demand for refinancings of mortgages. This trend resulted in fewer mortgage requests and closings, and as a result revenue and operating income showed declines in the fourth quarter of 2003 compared with the fourth quarter of 2002 of $3.3 million and $17.7 million respectively. Some of the decline was also due to an increasingly competitive environment, higher marketing spend at the end of 2003 in anticipation of the seasonally stronger first quarter of 2004 and the amortization of intangibles and non-cash compensation in relation to the IAC acquisition of $9.9 million.

        For full year 2003 compared to 2002, LendingTree's revenue increased $48.8 million, or 44%, to $160.2 million, reflecting growth from both realty and lending services, particularly refinance mortgages.

  Teleservices

        Teleservices revenue remained flat in 2003 due in part to tough economic conditions affecting the industry. While revenue remained flat, Operating Income Before Amortization and operating income both increased to $12.5 million as compared to 2002. PRC continued to face significant pricing pressure and competition for reduced call volumes but PRC continued to grow organic market share to help offset these pressures.

        Operating Income Before Amortization for 2002 included a goodwill impairment charge of $22.2 million recognized in the second quarter and a $7.9 million restructuring charge recognized for the closure of certain call centers. The goodwill impairment charge of $22.2 million noted above related to contingent purchase consideration recorded in the second quarter of 2002 in connection with the purchase of Access Direct.

        Excluding these charges in 2002, Operating Income Before Amortization and operating income increased by $8.7 million due to decreases in call center capacity, fixed costs and depreciation expense in 2003. These costs decreased as management continued to focus on improving operating efficiencies and key strategic initiatives throughout the organization. Revenue for the year ended December 31, 2003 and 2002 includes $17.8 million and $9.9 million, respectively, for services provided to other IAC businesses.

Media & Advertising

        Revenue declined 7% to $28.7 million in 2003 due to the shift of Citysearch's business model from building web sites for local businesses for an annual fee, to the introduction of a new Pay-For Performance business model in 2003, which is expected to grow over time. Due to cost cutting initiatives introduced in 2002 and continued in 2003, Citysearch was able to decrease its Operating Income Before Amortization losses by 38% as compared to the prior year.

        Operating losses in 2003 improved 19% to a loss of $69.8 million. These results were impacted by a decrease of $5.6 million in merger costs and a $6.4 million decrease in non-cash compensation offset by an $1.3 million increase in amortization of intangibles related primarily to the Ticketmaster buy-in, which included Citysearch, completed by IAC in January 2003.

Membership & Subscriptions

        Revenues, Operating Income Before Amortization and operating income for the Membership & Subscriptions sector increased year over year due primarily to the inclusion of Entertainment Publications, which was acquired in March 2003 and the inclusion of full year results of Interval, which was acquired in September 2002.

  Vacations

        Vacations consisted of the results of Interval from the date of acquisition on September 24, 2002. Interval had increased 2003 revenue of $184.0 million as compared to the period post-acquisition in 2002.

        Interval's 2003 Operating Income Before Amortization and operating income increased $64.6 million and $46.2 million, respectively, as compared to the period post-acquisition in 2002.

  Personals

        Personals ended 2003 with approximately 939,000 paid subscribers, up 30% from the end of 2002, with uDate, which was acquired in April 2003, contributing 12% of the subscriber growth. Revenue increased in domestic markets due to increases in subscriber count of 13% and higher overall pricing, although pricing declined during 2003 due to the introduction of lower monthly pricing for long-term subscriptions. Revenue from international operations increased $33.1 million, including the contribution of uDate of $18.5 million, with international operations accounting for 20% of total segment revenues in 2003 versus 3% in 2002. Overall, international operations were unprofitable in 2003 with an Operating Income Before Amortization loss of $10.1 million compared to a loss of $4.0 million in 2002, due primarily to increased investments in building out the international operations and the results of uDate.

        Operating Income Before Amortization margins decreased in 2003 relative to 2002 primarily due to losses of international operations, including uDate described above.

        Operating income in 2003 reflected an increase of $12.9 million of amortization of intangibles related primarily to the Ticketmaster buy-in, which included Match.com, completed by IAC in January 2003 and the acquisition of uDate.

  Discounts

        Discounts consisted of the results of Entertainment Publications from the date of acquisition on March 25, 2003, which contributed $201.5 million of revenue, $46.1 million of Operating Income Before Amortization and $40.4 million of operating income in 2003.

Expedia

The following discussion is based upon comparable net revenue amounts:

        Revenue growth of 66% to $1.4 billion in 2003 was primarily driven by strong results from the merchant hotel business, with additional growth coming from package business. In addition, Hotwire, which was acquired in November 2003, contributed $12.5 million in revenue, although its operating income and Operating Income Before Amortization results were minimal for the period.

        Merchant hotel room nights stayed increased 64% over 2002, including an increase in international markets, which represented 12% of total merchant hotel revenues in 2003 as compared to 5% in 2002. The increase in merchant hotel revenue was partially offset by the termination of the Travelocity affiliate relationship in September 2003. Travelocity was the largest affiliate of Hotels.com, representing 9% of Expedia revenues on a comparable net basis (6% as reported) in 2003 as compared to 20%, on a comparable net basis, (11% as reported), in 2002. Even though Travelocity represented a significant, albeit declining, percentage of revenue, we expect that the long-term benefits of this event will outweigh the near-term negative impact, including the ability to integrate the operations of Expedia.com and Hotels.com.

        Revenue from travel packages, which allow customers to customize their travel by combining air, hotel, car and other stand-alone travel products, was $296.0 million in 2003, up 92% from 2002, due to improved package offerings and consumer acceptance of this product.

        Revenue, Operating Income Before Amortization and operating income were positively impacted in 2003 based on an analysis performed in the fourth quarter related to estimated supplier liabilities, resulting in an adjustment of $22.4 million, $9.8 million of which related to periods prior to 2003. Excluding this amount, Expedia's revenue, Operating Income Before Amortization and operating income would have grown 64%, 57% and 58%, respectively in 2003. The analysis performed provided additional evidence that Expedia used to update and refine its estimation of supplier liabilities, resulting in the decrease of $22.4 million. Expedia does not expect to record any similar-sized adjustments in future periods.

        Operating Income Before Amortization increased 66% to $472.1 million as a result of the growth in revenues, although it increased at a higher rate than reported revenue due to expanding gross margins as well as the scalability of the businesses, which allows them to support higher revenue levels without commensurate increases in operating costs. Net revenue as a percentage of total gross transaction value, assuming Hotels.com reported revenues net, was 14.6% in 2003 compared to 14.2% in 2002. Expedia incurred selling and marketing expenses of $608.6 million in 2003, up 81% from the prior year, in order to build brands and drive traffic to domestic and international websites. The increase in selling and marketing expenses as a percent of revenue was driven by higher costs of traffic acquisitions online, higher CPMs offline, and shift in business mix as our international businesses, which have a higher selling and marketing cost relative to revenue due to their early stages of development, grew faster than our domestic businesses. This increase was more than offset by the operating efficiencies described above. Comparisons of Operating Income Before Amortization to prior year results were also negatively impacted by the integration efforts undertaken in 2003, resulting in a write-off relating to packaging technology at Hotels.com of $4.7 million, as it adopted Expedia.com's technology.

        Operating income increased 68% to $326.1 million reflecting the increase in Operating Income Before Amortization noted above. Operating income was further impacted by increased amortization of intangibles of $33.2 million due principally to IAC's acquisition of the public's minority interest in Hotels.com and Expedia.com in 2003, as well as a $10.6 million increase in non-cash compensation, a $9.4 million increase in merger costs and a $9.3 million increase in non-cash distribution and marketing expense.

Corporate

        Corporate operating expenses in 2003 were $186.8 million compared with $63.2 million in 2002. The increase was related primarily to non-cash compensation of $110.5 million, including the impact of unvested stock options assumed in the buy-ins of Ticketmaster, Hotels.com and Expedia.com and other acquisitions, as well as expense related to restricted stock units, which IAC began to issue in 2003 in lieu of stock options.

IAC'S PRINCIPLES OF FINANCIAL REPORTING

        IAC reports Operating Income Before Amortization as a supplemental measure to GAAP. This measure is one of the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should generally have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which we discuss below.

Definition of IAC's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC's segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC's income statement of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition- related accounting. IAC endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        We have presented Operating Income Before Amortization pro forma for the impact of IAC's initial acquisition of a majority stake in Expedia.com which occurred in February 2002, as if the transaction had occurred as of January 1, 2002. We believe that the pro forma results provide investors with better comparisons to prior periods, and a better view of ongoing operations.

One-Time Items

        Operating Income Before Amortization is presented before one-time items. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. Merger costs incurred by Expedia.com, Hotels.com and Ticketmaster for investment banking, legal, and accounting fees were related directly to the mergers and were the only costs treated as one-time items for calculating Operating Income Before Amortization. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia.com, Hotels.com and Ticketmaster were considered targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, we believe it is appropriate to consider these costs as one-time.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

        Amortization of non-cash compensation expense consists of restricted stock and options expense, which relates mostly to unvested options assumed by IAC in the Ticketmaster, Hotels.com and Expedia.com mergers as well as expense associated with grants of restricted stock units for compensation purposes. These expenses are not paid in cash and we include the related shares in our fully diluted shares outstanding.

        Amortization of non-cash distribution and marketing expense consists mainly of Hotels.com performance warrants issued to obtain distribution and non-cash advertising secured from Universal Television as part of the Vivendi transaction. The Hotels.com warrants were principally issued as part of its initial public offering, and we do not anticipate replicating these arrangements. With the termination of the Travelocity affiliate agreement in September 2003, all outstanding Travelocity warrants were cancelled although certain other Hotels.com warrants remain outstanding. The non-cash advertising from Universal has primarily been used for the benefit of Expedia.com, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. Ticketmaster and Match.com also recognized non-cash distribution and marketing expense related to barter arrangements, which expired in March 2004, for distribution secured from third parties, whereby advertising was provided by Ticketmaster and Match.com to a third party in return for distribution over the third party's network. The advertising provided was secured by IAC pursuant to an agreement with Universal as part of the Vivendi transaction. Sufficient advertising has been secured to satisfy existing obligations. We do not expect to replace this non-cash marketing with an equivalent cash expense after it runs out in 2007, nor would IAC incur such amounts absent the advertising received in the Vivendi transaction.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net earnings available to common shareholders for the years ended December 31, 2004, 2003, and 2002.

	Twelve Months Ended December 31,
	2004	2003	2002
	(In Thousands)
Operating Income Before Amortization	$1,002,382	$846,595	$392,554
Amortization of non-cash distribution and marketing expense	(18,030)	(51,432)	(37,344)
Amortization of non-cash compensation expense	(241,726)	(128,185)	(15,637)
Amortization of intangibles	(310,479)	(262,750)	(141,797)
Goodwill impairment	(184,780)	—	(22,247)
Merger costs(a)	—	(11,760)	(7,910)
Pro forma adjustments(b)	—	—	(7,713)

Operating income	247,367	392,468	159,906
Interest income	190,733	175,001	114,444
Interest expense	(81,745)	(87,665)	(42,823)
Equity in income (losses) of VUE	16,188	(224,468)	6,107
Equity in income (losses) in unconsolidated subsidiaries and other expenses	25,282	3,486	(111,216)
Income tax expense	(177,091)	(72,546)	(64,830)
Minority interest in income of consolidated subsidiaries	(2,858)	(52,822)	(44,887)
Gain on contribution of USA Entertainment to VUE, net of tax	—	—	2,378,311
Discontinued operations, net of tax	(53,015)	33,942	19,480
Cumulative effect of accounting change, net of tax	—	—	(461,389)
Preferred dividends	(13,053)	(13,055)	(11,759)

Net earnings available to common shareholders	$151,808	$154,341	$1,941,344

(a)
The Company has incurred costs at Expedia.com, Hotels.com and Ticketmaster for investment banking, legal and accounting fees related directly to the mergers, which are considered as one-time. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia.com, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, IAC believes it is appropriate to consider these costs as one-time.

(b)
Pro forma adjustments to 2002 represent the impact of IAC's initial acquisition of a majority stake in Expedia.com, which occurred in February 2002 as if the transaction occurred as of the beginning of the periods presented. Operating income is presented on an actual basis.

RECONCILIATION OF NON-GAAP MEASURE

        The following table reconciles Operating Income Before Amortization to operating income (loss) for the Company's reporting segments and to net earnings available to common shareholders in total (in millions, rounding differences may occur):

	For the year ended December 31, 2004
	Operating Income Before Amortization	Amortization of non-cash items	Operating income (loss)
Retailing:
U.S.(a)	$194.7	$(52.9)	$141.7
International	4.3	(1.3)	3.0

Total Retailing	199.0	(54.2)	144.7
Services:
Ticketing	164.3	(26.4)	137.9
Financial Services and Real Estate	21.4	(29.0)	(7.6)
Teleservices	17.1	(184.8)	(167.7)
Home Services	0.3	(2.5)	(2.2)

Total Services	203.1	(242.7)	(39.6)
Media & Advertising	(13.3)	(33.8)	(47.1)
Membership & Subscriptions:
Vacations	90.2	(25.2)	65.0
Personals	27.6	(8.7)	18.8
Discounts	22.0	(8.0)	14.0

Total Membership & Subscriptions	139.8	(41.9)	97.9
Expedia	566.7	(141.8)	424.9
Emerging Businesses	(1.1)	(3.9)	(5.0)
Corporate and other	(91.8)	(236.6)	(328.4)

TOTAL	$1,002.4	$(755.0)	$247.4

Other income, net			150.5

Earnings from continuing operations before income taxes and minority interest			397.8
Income tax expense			(177.1)
Minority interest in income of consolidated subsidiaries			(2.9)

Earnings from continuing operations			217.9
Discontinued operations			(53.0)

Earnings before preferred dividends			164.9
Preferred dividends			(13.1)

Net earnings available to common shareholders			$151.8

	For the year ended December 31, 2003
	Operating Income Before Amortization	Amortization of non-cash items	Merger Costs	Operating income (loss)
Retailing:
U.S.(a)	$168.3	$(50.8)	$—	$117.5
International	4.7	(1.3)	—	3.4

Total Retailing	173.0	(52.1)	—	120.9
Services:
Ticketing	144.5	(28.0)	(0.1)	116.5
Financial Services and Real Estate	1.2	(17.7)	—	(16.5)
Teleservices	12.5	—	—	12.5

Total Services	158.2	(45.7)	(0.1)	112.5
Media & Advertising	(19.9)	(50.0)	—	(69.8)
Membership & Subscriptions:
Vacations	66.2	(25.2)	—	41.0
Personals	31.0	(16.9)	—	14.1
Discounts	46.1	(5.7)	—	40.4

Total Membership & Subscriptions	143.3	(47.8)	—	95.5
Expedia	472.1	(134.3)	(11.7)	326.1
Emerging Businesses	(3.8)	(2.1)	—	(5.9)
Corporate and other	(76.3)	(110.5)	—	(186.8)

TOTAL	$846.6	$(442.3)	$(11.8)	$392.5

Other expenses, net				(133.6)

Earnings from continuing operations before income taxes and minority interest				258.8
Income tax expense				(72.5)
Minority interest in income of consolidated subsidiaries				(52.8)

Earnings from continuing operations				133.5
Discontinued operations				33.9

Earnings before preferred dividends				167.4
Preferred dividends				(13.1)

Net earnings available to common shareholders				$154.3

	For the year ended December 31, 2002
	Operating Income Before Amortization	Amortization of non-cash items	Merger Costs	Pro Forma Adjustments(b)	Operating income (loss)
Retailing:
U.S.(a)	$131.4	$(32.6)	$—	$—	$98.7
International	(64.9)	(0.7)	—	—	(65.6)

Total Retailing	66.5	(33.3)	—	—	33.1
Services:
Ticketing	108.1	(11.1)	—	—	96.9
Teleservices	(4.1)	(22.2)	—	—	(26.4)

Total Services	104.0	(33.4)	—	—	70.5
Media & Advertising	(32.3)	(48.3)	(5.6)	—	(86.3)
Membership & Subscriptions:
Vacations	1.6	(6.8)	—	—	(5.3)
Personals	28.4	(5.8)	—	—	22.6

Total Membership & Subscriptions	30.0	(12.6)	—	—	17.3
Expedia	285.0	(81.2)	(2.3)	(7.7)	193.8
Emerging Businesses	(2.6)	(2.9)	—	—	(5.4)
Corporate and other	(57.9)	(5.3)	—	—	(63.2)

TOTAL	$392.6	$(217.1)	$(7.9)	$(7.7)	$159.9

Other expenses, net					(33.5)

Earnings from continuing operations before income taxes and minority interest					126.4
Income tax expense					(64.8)
Minority interest in income of consolidated subsidiaries					(44.9)

Earnings from continuing operations					16.7
Gain on contribution of USA Entertainment to VUE					2,378.3
Discontinued operations					19.5

Earnings before cumulative effect of accounting change					2,414.5
Cumulative effect of accounting change					(461.4)

Earnings before preferred dividends					1,953.1
Preferred dividends					(11.8)

Net earnings available to common shareholders					$1,941.3

(a)
As noted in previous filings, the majority of the USAB stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage. As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service. Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002. Comparable costs are expected to be incurred in 2004 in relation to 2003, and HSN's results are presented including disengagement costs in each period.

(b)
Pro forma adjustments in 2002 represent the impact of IAC's initial acquisition of a majority stake in Expedia.com, which occurred in February 2002.

Results of operations for the three months ended March 31, 2005 compared to the three months ended March 31, 2004

        Set forth below are the contributions made by our various sectors, our emerging businesses and corporate expenses to consolidated revenues, operating income and Operating Income Before Amortization (as defined in IAC's Principles of Financial Reporting) for the three months ended March 31, 2005 and 2004 (rounding differences may occur):

	Three Months Ended March 31,
	2005	Percentage of total	2004	Percentage of total
	(Dollars in millions)
Revenue:
Retailing	$598.9	36%	$561.1	39%
Services	401.9	24%	313.8	22%
Media & Advertising	9.0	1%	5.8	0%
Membership & Subscriptions	153.8	9%	144.5	10%
Expedia	485.0	30%	413.3	29%
Emerging Businesses	3.8	0%	—	0%
Intersegment elimination	(9.2)	(1%)	(6.0)	0%

Total	$1,643.2	100%	$1,432.5	100%

	Three Months Ended March 31,
	2005	Percentage of total	2004	Percentage of total
	(Dollars in millions)
Operating Income (Loss):
Retailing	$45.7	35%	$29.3	72%
Services	43.4	33%	40.3	99%
Media & Advertising	(1.0)	(1%)	(16.8)	(41%)
Membership & Subscriptions	17.6	13%	11.9	29%
Expedia	107.7	82%	66.5	164%
Emerging Businesses	(2.6)	(2%)	(0.7)	(2%)
Corporate and other	(79.6)	(61%)	(89.8)	(221%)

Total	$131.2	100%	$40.7	100%

	Three Months Ended March 31,
	2005	Percentage of total	2004	Percentage of total
	(Dollars in millions)
Operating Income Before Amortization:
Retailing	$59.3	23%	$42.9	22%
Services	62.9	25%	53.1	27%
Media & Advertising	(0.9)	0%	(4.7)	(2%)
Membership & Subscriptions	26.6	10%	23.8	12%
Expedia.	140.0	55%	101.7	52%
Emerging Businesses	(2.5)	(1%)	(0.7)	0%
Corporate and other	(28.9)	(11%)	(21.7)	(11%)

Total	$256.5	100%	$194.3	100%

IAC Consolidated Results

        Revenue increased $210.7 million, or 15%, primarily driven by revenue increases of $88.1 million, or 28% from the Services sector, $71.7 million, or 17%, from Expedia and $37.8 million, or 7%, from the Retailing sector. The revenue growth from the Services sector included the increase in revenue resulting from the Financial Services and Real Estate segment and its integration of Home Loan Center (now called LendingTree Loans), which was acquired in December 2004.

        Gross profit increased $153.0 million, or 21%, reflecting improved operating results of Expedia, driven primarily by the increase in the merchant hotel business as Expedia's merchant business yields higher gross profit per transaction than its agency business. The increase in gross profit also reflects improved results of the Retailing sector, which was driven primarily by higher margins at HSN U.S., and the Services sector, which was driven by the integration of LendingTree Loans.

        Selling and marketing expenses increased $33.8 million, or 11%, primarily reflecting the impact of LendingTree and its acquisitions of LendingTree Loans and iNest in the fourth quarter 2004. LendingTree experienced increased selling and marketing expenses in order to build its brands through the on-line and consumer direct mediums. The increase in selling and marketing expense was also impacted by an increase in international spending at Expedia. As a percentage of revenue, selling and marketing expense remained comparable to the prior period at 21%.

        General and administrative expenses increased $47.7 million, or 29%, due primarily to increased headcount at certain Expedia companies and the inclusion of the results of LendingTree Loans, TripAdvisor and Home Services in the 2005 results. In addition, the Company incurred approximately $5.9 million of expenses in connection with the Spin-Off in 2005.

        Depreciation expense increased $2.5 million, or 6%, due primarily to capital expenditures of $50.0 million during 2005 as well as capital expenditures incurred in the second half of 2004, partially offset by certain fixed assets becoming fully depreciated during the period.

        Operating Income Before Amortization increased $62.2 million, or 32%, due primarily to the improved operating results of Expedia, the Retailing sector and the Financial Services and Real Estate segment.

        Operating income increased $90.5 million, or 222%, reflecting the increase in Operating Income Before Amortization noted above, as well as decreased non-cash compensation of $18.4 million, or 27%, decreased non-cash distribution and marketing expense of $5.9 million, or 93% and decreased amortization of intangibles of $3.9 million, or 5%. Non-cash compensation expense related primarily to IAC's mergers with its formerly publicly traded subsidiaries and is recorded over the remaining vesting period of the equity awards and therefore declines over time as the awards vest. In future periods, non-cash compensation is expected to include charges related to pending transactions, including the Spin-Off.

        Interest income increased $8.8 million in 2005 compared with 2004 as a result of higher interest rates earned. Interest expense increased $2.3 million in 2005 compared to 2004 due to the impact of higher interest rates on the interest rate swap arrangements.

        The Company realized equity losses in 2005 of $21.2 million from its investment in Vivendi Universal Entertainment LLLP ("VUE"), a joint venture formed in May 2002 between the Company and Vivendi Universal, S.A. ("Vivendi"), compared with equity losses of $0.4 million in 2004. During the fourth quarter 2004, VUE recorded a charge related to asset impairments. Because of delays in VUE's financial reporting, IAC consistently records its 5.44% proportionate share of the results of VUE on a one-quarter lag.

        Equity in the income of unconsolidated subsidiaries and other income (expense) decreased by $2.3 million due primarily to the recognition of other than temporary impairment losses on marketable securities of $15.0 million as of March 31, 2005 that are expected to be sold by the Company and an increase of $7.2 million in realized losses on the sale of marketable securities, partially offset by (1) a $16.7 million gain on the sale of our minority interest share in the Italian home shopping operations, (2) an increase in foreign currency exchange gains of $1.7 million, and (3) a $1.6 million increase in the equity income of unconsolidated subsidiaries of HSN International, including TVSN and Jupiter Shop Channel. IAC recognized unrealized losses that were deemed to be other than temporary related to its marketable securities that are expected to be sold by the Company to fund its cash needs related to: the repurchase of 52.8 million shares of IAC common stock associated with the acquisition of Ask Jeeves; the acquisition of Cornerstone Brands; and the redemption of the IAC preferred stock for approximately $656 million in connection with the Spin-Off.

        The effective tax rate from continuing operations was 49% in 2005 as compared to 39% in 2004. The 2005 rate is higher than the federal statutory rate of 35% due principally to amortization of non-deductible non-cash compensation, state taxes and non-deductible transaction expenses related to the Spin-Off. The 2004 rate is higher than the federal statutory rate of 35% due principally to non-deductible amortization of intangibles and state taxes.

        Minority interest in income from consolidated subsidiaries principally represents minority ownership of certain of Expedia, Ticketmaster's and HSN International's domestic and international operations.

        In the first quarter of 2005, the Company entered into an agreement to sell to ProSiebenSat. 1 Media AG, a German media company, its 48% ownership interest in EUVÍA. The sale closed on June 2, 2005. During the second quarter of 2005, TV Travel Shop ceased the sale of third-party travel products through its broadcast programming. In the second quarter of 2003, USA Electronic Commerce Solutions ("ECS"), Styleclick, Inc. and Avaltus, Inc., a subsidiary of PRC, ceased operations. Accordingly, the results of operations and statement of position of these businesses are presented as discontinued operations for all periods presented. Loss related to these discontinued operations in 2005 and 2004 was $3.0 million and $2.5 million, respectively, net of tax.

        In addition to the discussion of consolidated results, the following is a discussion of the results of each sector.

	Three Months Ended March 31,
	2005	2004	Growth
	(Dollars in millions, rounding differences may occur)
Revenue:
Retailing:
U.S.	$498.0	$467.8	6%
International	100.9	93.3	8%

Total Retailing	598.9	561.1	7%
Services:
Ticketing	211.3	202.3	4%
Financial Services and Real Estate	105.8	39.7	166%
Teleservices	77.1	71.8	7%
Home Services	7.7	N/A	N/A

Total Services	401.9	313.8	28%
Media & Advertising	9.0	5.8	56%
Membership & Subscriptions:
Vacations	75.0	69.4	8%
Personals	54.2	48.8	11%
Discounts	24.6	26.3	(6%)

Total Membership & Subscriptions	153.8	144.5	6%
Expedia	485.0	413.3	17%
Emerging Businesses	3.8	—	N/A
Intersegment elimination	(9.2)	(6.0)	(53%)

Total	$1,643.2	$1,432.5	15%

	Three Months Ended March 31,
	2005	2004	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income (Loss):
Retailing:
U.S.	$43.3	$28.4	53%
International	2.5	0.9	161%

Total Retailing	45.7	29.3	56%
Services:
Ticketing	40.0	40.7	(2%)
Financial Services and Real Estate	(3.3)	(3.6)	8%
Teleservices	4.2	3.2	33%
Home Services	2.4	N/A	N/A

Total Services	43.4	40.3	8%
Media & Advertising	(1.0)	(16.8)	94%
Membership & Subscriptions:
Vacations	26.8	19.8	36%
Personals	4.4	2.8	54%
Discounts	(13.6)	(10.7)	(27%)

Total Membership & Subscriptions	17.6	11.9	48%
Expedia	107.7	66.5	62%
Emerging Businesses	(2.6)	(0.7)	(261%)
Corporate and other	(79.6)	(89.8)	11%

Total	$131.2	$40.7	222%

	Three Months Ended March 31,
	2005	2004	Growth
	(Dollars in millions, rounding differences may occur)
Operating Income Before Amortization:
Retailing:
U.S.	$56.5	$41.6	36%
International	2.8	1.3	119%

Total Retailing	59.3	42.9	38%
Services:
Ticketing	47.0	46.8	0%
Financial Services and Real Estate	9.7	3.1	215%
Teleservices	4.2	3.2	33%
Home Services	2.0	N/A	N/A

Total Services	62.9	53.1	19%
Media & Advertising	(0.9)	(4.7)	80%
Membership & Subscriptions:
Vacations	33.1	26.1	27%
Personals	5.4	6.3	(14%)
Discounts	(12.0)	(8.6)	(39%)

Total Membership & Subscriptions	26.6	23.8	12%
Expedia	140.0	101.7	38%
Emerging Businesses	(2.5)	(0.7)	(246%)
Corporate and other	(28.9)	(21.7)	(33%)

Total	$256.5	$194.3	32%

Operating Income Before Amortization as a percentage of revenue	16%	14%

Retailing

        Revenue, Operating Income Before Amortization and operating income for the Retailing sector increased period over period due to improved results at both HSN U.S. and HSN International.

  U.S.

        Revenue grew 6% to $498.0 million, primarily as a result of a 5% increase in average price point and a 140 basis point decline in return rates. The growth in average price point was primarily the result of higher average selling prices within most product categories. In addition, as part of the growth, HSN.com increased revenues by 24% over the prior year. Overall, the product mix shifted from Health and Beauty and Home Hard Goods in 2004 to Apparel and Accessories in 2005.

        Operating Income Before Amortization grew 36% to $56.5 million, due primarily to the growth in revenue and an increase in gross profit margins by 120 basis points due primarily to higher initial markups and lower retail markdowns, customer return rates and inventory reserves. Lower return rates impact both revenue and gross margins, as lower returns result in lower warehouse processing costs and lower inventory mark-downs for goods that are not resalable at full retail price. The impact of the decline in overall return rates on gross profit was $3.2 million. Focus on customer service initiatives and better quality merchandise coupled with adherence to new return policies have helped drive return rates lower. Inventory reserves improved quarter over quarter primarily as a result of newer merchandise available for sale, less distressed inventory and less shrinkage. While we expect growth rates in Operating Income Before Amortization to exceed growth rates in revenue, we expect the differential between the two will generally be less than it was in the first quarter. However, we expect the second quarter to benefit from the inclusion of Cornerstone Brands, Inc., which was acquired on April 1, 2005.

        Operating income grew 53% to $43.3 million, due to the increase in Operating Income Before Amortization described above.

  International

        Revenue grew 8% to $100.9 million in U.S. dollars, or 3% on a local currency basis, due primarily to increased revenues at HSE-Germany, driven by lower return rates and growth in the online business.

        Operating Income Before Amortization and operating income increased to $2.8 million and $2.5 million, respectively, primarily reflecting the growth in HSE-Germany revenue noted above.

Services

        Revenues, Operating Income Before Amortization and operating income increased period over period principally due to increased contribution from the Financial Services and Real Estate segment as well as the acquisition of ServiceMagic in September 2004. The results of the Ticketing segment remained relatively constant during the quarter.

  Ticketing

        Revenue grew 4% to $211.3 million, reflecting a 4% increase in the number of tickets sold partially offset by a 2% decrease in the average revenue per ticket. The decrease in average revenue per ticket resulted from a higher mix of international tickets, partially offset by an increase in domestic average revenue per ticket. International revenue increased by 25%, or 19% on a local currency basis, due primarily to the acquisitions in Sweden and Finland in the second half of 2004 and increased ticket sales in the United Kingdom and Canada. These increases were partially offset by the loss of license income from the Athens 2004 Summer Olympics. U.S. revenues declined by 1% from lower ticket sales, primarily due to the timing of concert on-sales versus the prior year partially offset by increases in other revenue.

        Operating Income Before Amortization remained flat at $47.0 million, reflecting the higher revenue offset by increased costs associated with the development and support of ticketing technology and higher domestic ticket royalties. We expect to continue to experience higher operating costs in certain areas, including the development and support of ticketing technology; domestic ticketing royalties are also expected to continue to increase as a percentage of revenue. We believe over time we can offset these increases with other operating leverage, as we foresee volume growth domestically and internationally for the balance of the year.

        Operating income decreased 2% to $40.0 million, reflecting the results discussed above and a $1.1 million increase in the amortization of intangibles.

  Financial Services and Real Estate

        Revenue grew 166% to $105.8 million, driven primarily by increased revenue per transaction in the lending business, reflecting LendingTree's strategy to close in its own name a portion of the loans sourced through the LendingTree network which began in December 2004 with the acquisition of Home Loan Center (now known as LendingTree Loans). The dollar value of closed loans in the period increased 14% to $7.2 billion in 2005, led by refinance activity of $4.2 billion, home equity loans of $1.3 billion and purchase mortgages of $1.5 billion. The dollar value of closed loans in 2004 was $6.3 billion, including refinance mortgages of $3.5 billion, home equity loans of $1.4 billion and purchase mortgages of $1.1 billion. Revenue from the real estate businesses grew, driven by a higher number of referrals and closings.

        Operating Income Before Amortization increased 215% to $9.7 million, primarily due to the growth in revenues reflecting in part higher revenue per closing at LendingTree Loans, partially offset by increased marketing costs and customer rebates for real estate.

        Operating loss improved 8% to a loss of $3.3 million, primarily due to the increase in Operating Income Before Amortization described above, partially offset by a $6.5 million increase in amortization of intangibles.

  Teleservices

        Revenue grew 7% to $77.1 million, from the prior year primarily due to increased business with existing clients, both domestically and internationally.

        Operating income and Operating Income Before Amortization each increased $1.0 million, or 33%, to $4.2 million, due to increased revenues and lower operating expenses, including lower depreciation expense and fixed costs.

        Revenue includes $8.1 million and $5.3 million in 2005 and 2004, respectively, for services provided to other IAC businesses.

Media & Advertising

        Revenues grew 56% to $9.0 million, primarily due to increased revenues at Citysearch. Citysearch's revenues grew 50% over the prior year due primarily to an increase in advertising revenues attributable to the addition of new Pay-For-Performance merchants and increased traffic.

        Operating Income Before Amortization loss improved 80% to a loss of $0.9 million, resulting from narrowed losses at Citysearch as Citysearch continues to benefit from higher revenues along with cost cutting initiatives.

        Operating loss improved 94% to a loss of $1.0 million primarily reflecting the decrease in the Operating Income Before Amortization loss described above as well as a decrease of $11.6 million in the amortization of intangibles which resulted from certain intangibles becoming fully amortized in 2004.

Membership & Subscriptions

        Revenues and operating income for the Membership & Subscriptions sector increased period over period due to membership and subscriber growth at the Vacations and Personals segments, respectively, partially offset by declines in the Discounts segment. Operating Income Before Amortization increased period over period but was negatively impacted by the Discounts segment as its results are significantly seasonal with the majority of its profitability experienced in the fourth quarter.

  Vacations

        Vacations grew revenues by 8% to $75.0 million, primarily driven by growth in membership and transaction revenues. The increase in membership revenues was due primarily to renewal memberships, and the increase in transaction revenue was due primarily to higher average fees, as well as an increase in volume. The number of active members increased 6% to 1.7 million at March 31, 2005.

        Operating Income Before Amortization increased 27% to $33.1 million impacted by an increase in online transactions which resulted in lower operating expenses.

        Operating income increased 36% to $26.8 million, reflecting the increase in Operating Income Before Amortization noted above.

  Personals

        Revenue grew 11% to $54.2 million, reflecting a 6% increase in paid subscribers to 1.1 million and an increase in the average revenue per subscriber due to higher package prices implemented in early 2005. International subscribers grew 24% over the prior year driven by continued focus on its international expansion efforts, excluding declines at uDate of 26%.

        Operating Income Before Amortization decreased 14% to $5.4 million in 2005 and was negatively impacted by higher customer acquisition costs relating primarily to the company's new marketing campaign offset by the increased revenues noted above.

        Operating income increased 54% to $4.4 million, reflecting a decrease of $0.7 million in non-cash distribution and marketing expense and a $1.8 million decrease in the amortization of intangibles which resulted from certain intangibles becoming fully amortized in 2004 and early 2005. These items were partially offset by a decrease in Operating Income Before Amortization described above.

  Discounts

        Discounts revenue decreased 6% to $24.6 million, due primarily to the decline in the company's core fundraising channels, partially offset by growth in the online businesses. Discounts results are significantly seasonal with the majority of its profitability experienced in the fourth quarter.

        Operating Income Before Amortization and operating income decreased $3.4 million and $2.9 million, respectively, primarily due to the decrease in revenues noted above as well as severance charges recognized in the quarter ended March 31, 2005.

Expedia

        Revenue grew 17% to $485.0 million, primarily driven by the merchant hotel business, including revenues generated from international websites, the air business and the results from acquisitions including TripAdivsor and eLong.

        Revenue from international websites increased 62%, or 56% on a local currency basis, to $99.6 million in 2005 from $61.5 million in 2004. The United Kingdom, German and Canadian websites, as well as the acquisition of Expedia Corporate Travel-Europe, contributed to the continued international growth in the merchant hotel and air businesses.

        Merchant hotel revenue increased 7% driven primarily by an increase in merchant hotel room nights stayed, as well as an increase in revenue per room night. Merchant hotel room nights stayed, including rooms delivered as a component of packages, increased 4% to 7.3 million, reflecting continued growth in demand from our international websites partially offset by a decline in the domestic business. Revenue per room night increased 7% due primarily to increases in average daily room rates, partially offset by a decline in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of gross bookings). The merchant hotel business continues to benefit from growth in the packages business.

        Expedia's U.S. merchant hotel business continues to operate in a more challenging environment than in the prior year, due primarily to increased competition from third party distributors, increased promotion by hotel chains of their own direct sites and higher overall occupancy rates, resulting in decreased availability of favorably priced travel products and services compared to the prior year. These trends are generally expected to continue.

        Revenue from the air business increased 16% from 2004, driven primarily from a 24% increase in air tickets sold, partially offset by a decline in air revenue per ticket.

        Overall revenue margins (defined as net revenue as a percent of gross bookings) decreased by 50 basis points due primarily to lower merchant hotel raw margins and lower air revenue per ticket, partially offset by higher merchant hotel average daily rates. A higher mix of air revenue also contributed to the decrease. We expect these trends to continue in the near term.

        Operating Income Before Amortization grew 38% to $140.0 million, due primarily to increased revenues, results from acquisitions, higher gross margins and operating efficiencies, partially offset by a 5% increase in selling and marketing expense reflecting the impact of increased international spending. The increase in selling and marketing expenses was driven by greater emphasis on our international businesses, which have a higher selling and marketing cost relative to revenue due to earlier stages of development. International selling and marketing expense increased 60%. The inclusion of the results of TripAdvisor also contributed to the increase in selling and marketing expense. We expect that the second quarter growth rates in Operating Income Before Amortization will be lower than the first quarter due to an expected increase in the growth rate of selling and marketing expense relative to the first quarter and the reversal of $6.4 million of expenses associated with the resolution of a contractual dispute which benefited results in the second quarter of 2004.

        Operating income grew 62% to $107.7 million, due to the increase in Operating Income Before Amortization described above as well as a decrease in non-cash distribution and marketing expense of $4.6 million.

Corporate and Other

        Corporate operating expenses in 2005 were $79.6 million compared with $89.8 million in 2004, reflecting a decrease in non-cash compensation of $18.4 million, or 27%, in 2005 due primarily to a decrease in expense associated with unvested stock options, warrants and restricted stock units assumed in the buy-ins of Ticketmaster, Hotels.com and Expedia.com. This non-cash compensation is recorded over the remaining vesting period of the equity awards and the aggregate amount of this expense will decline as the awards vest. In future periods, non-cash compensation is expected to include charges related to pending transactions, including the Spin-Off. This decrease in corporate operating expenses was partially offset by an increase of $4.9 million related to expenses incurred in the first quarter of 2005 associated with the Spin-Off.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net earnings available to common shareholders for the three months ended March 31, 2005 and 2004.

	Three months ended March 31,
	2005	2004
	(In Thousands)
Operating Income Before Amortization	$256,502	$194,287
Amortization of non-cash distribution and marketing expense	(432)	(6,339)
Amortization of non-cash compensation expense	(50,529)	(68,968)
Amortization of intangibles	(74,376)	(78,297)

Operating income	131,165	40,683
Interest income	54,009	45,208
Interest expense	(21,663)	(19,393)
Equity in losses of VUE	(21,166)	(352)
Equity in income of unconsolidated affiliates and other	4,920	7,175
Income tax expense	(71,712)	(28,824)
Minority interest in income of consolidated subsidiaries	(351)	(511)
Loss from discontinued operations, net of tax	(2,990)	(2,459)
Preferred dividends	(3,263)	(3,264)

Net earnings available to common shareholders	$68,949	$38,263

RECONCILIATION OF NON-GAAP MEASURE

        The following table reconciles Operating Income Before Amortization to operating income (loss) for the Company's reporting sectors and to net earnings available to common shareholders in total (in millions, rounding differences may occur):

	For the three months ended March 31, 2005
	Operating Income Before Amortization	Amortization of non-cash items	Operating income (loss)
Retailing:
U.S	$56.5	$(13.2)	$43.3
International	2.8	(0.3)	2.5

Total Retailing	59.3	(13.6)	45.7
Services:
Ticketing	47.0	(7.0)	40.0
Financial Services and Real Estate	9.7	(13.0)	(3.3)
Teleservices	4.2	—	4.2
Home Services	2.0	0.4	2.4

Total Services	62.9	(19.6)	43.4
Media & Advertising	(0.9)	(0.1)	(1.0)
Membership & Subscriptions:
Vacations	33.1	(6.3)	26.8
Personals	5.4	(1.1)	4.4
Discounts	(12.0)	(1.6)	(13.6)

Total Membership & Subscriptions	26.6	(9.0)	17.6
Expedia	140.0	(32.3)	107.7
Emerging Businesses	(2.5)	(0.1)	(2.6)
Corporate and other	(28.9)	(50.7)	(79.6)

TOTAL	$256.5	$(125.3)	$131.2

Other income, net			16.1

Earnings from continuing operations before income taxes and minority interest			147.3
Income tax expense			(71.7)
Minority interest in income of consolidated subsidiaries			(0.4)

Earnings from continuing operations			75.2
Discontinued operations			(3.0)

Earnings before preferred dividends			72.2
Preferred dividends			(3.3)

Net earnings available to common shareholders			$68.9

	For the three months ended March 31, 2004
	Operating Income Before Amortization	Amortization of non-cash items	Operating income (loss)
Retailing:
U.S	$41.6	$(13.2)	$28.4
International	1.3	(0.3)	0.9

Total Retailing	42.9	(13.6)	29.3
Services:
Ticketing	46.8	(6.2)	40.7
Financial Services and Real Estate	3.1	(6.6)	(3.6)
Teleservices	3.2	—	3.2

Total Services	53.1	(12.8)	40.3
Media & Advertising	(4.7)	(12.1)	(16.8)
Membership & Subscriptions:
Vacations	26.1	(6.3)	19.8
Personals	6.3	(3.5)	2.8
Discounts	(8.6)	(2.1)	(10.7)

Total Membership & Subscriptions	23.8	(11.9)	11.9
Expedia	101.7	(35.1)	66.5
Emerging Businesses	(0.7)	—	(0.7)
Corporate and other	(21.7)	(68.1)	(89.8)

TOTAL	$194.3	$(153.6)	$40.7

Other income, net			32.6

Earnings from continuing operations before income taxes and minority interest			73.3
Income tax expense			(28.8)
Minority interest in income of consolidated subsidiaries			(0.5)

Earnings from continuing operations			44.0
Discontinued operations			(2.5)

Earnings before preferred dividends			41.5
Preferred dividends			(3.3)

Net earnings available to common shareholders			$38.3

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  Exhibit 99.2
Management's Discussion and Analysis of Financial Condition and Results of Operations
MANAGEMENT OVERVIEW
IAC'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
RECONCILIATION OF NON-GAAP MEASURE
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
RECONCILIATION OF NON-GAAP MEASURE